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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company of America

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy. If any provision in this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No.:                            SPECIMEN
Insured:                               John Doe
Age:
Initial Amount of Term
Insurance:                             $XXXX
Final Conversion Date:                 XXIXXIXXXX
                                       MM/DD/YY
Rider Expiry Date:                     03/31/2008
                                       MM/DD/YR
Date of Issue of this Rider:           04/01/1998
                                       MM/DD/YY

                                   TERM LIFE
                                   TERM RIDER

The Benefit

What is the benefit of this Rider?

We will pay the amount of term insurance in force under this Rider to the beneficiary of this Rider at the Insured's death, in addition to any other amounts payable by reason of the Insured's death. Payment is subject to receipt at our Administrative Office of due proof that the Insured's death occurred:

(a) on or before the Rider Expiry Date;
(b) while this Rider is in force; and
(c) while no monthly deduction for the Policy is in default beyond its grace period.

Payment is subject to all the provision and limitations of this Rider and the Policy to which it is attached.

What is the amount of term insurance in force under this Rider?

The "Amount of term Insurance in force", under this Rider is the Initial Amount of term insurance, shown in Section 1 of the Policy or in the Rider Schedule, adjusted for any increases or derr in t.h:3t. Am nt.

What is the Rider Expiry Date?

The Rider Expiry Date is the date this Rider ends and is as shown on Policy Page 3 or in the Rider Schedule.

What does "Class of Risk" mean?

"Class of Risk" for the Initial Amount of term insurance is the class of risk to which the Insured belonged on the Date of Issue of this Rider.

"Class of Risk" for any increase in the amount of term insurance in force is the class of risk to which the Insured belonged on the Monthly Anniversary Day the increase took effect.

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"Class of Risk" for any Waiver of Monthly Deduction Benefit rates that apply to the Initial Amount of term insurance is the class of risk to which the Insured belonged on the Date of Issue of this Rider.

"Class of Risk" for any Waiver of Monthly Deduction Benefit rates that apply to any increase in the amount of term insurance in force is the class of risk to which the Insured belonged on the Monthly Anniversary Day the increase took effect.

Optional Rider Changes

What changes can I make to the Rider and when can I make them?

You can request an increase or decrease to the amount of term insurance in force by writing to us at our Administrative Office. These changes may be requested at any time. We will issue an endorsement to reflect any such change.

How do I request an increase?

You must submit a supplemental application and provide evidence satisfactory to us that the Insured is insurable.

When will an increase take effect?

Any increase will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we approve it. We will provide guaranteed monthly rates for the increase.

When will a requested decrease take effect and how will it be applied?

Any decrease in the amount of term insurance in force will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we receive the request for it.

The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Term Insurance;
(b) next, to reduce the next most recent increases, successively;
(c) finally to reduce the Initial Amount of term insurance under this Rider.

Can an increase or decrease in Specified Amount under the Policy affect the amount of term insurance in force under this Rider?

No.

Rider Cost

When is the monthly cost of this Rider deducted and what is it based on?

The monthly cost of this Rider deducted from the Fund Value on each Monthly Anniversary Day. It is based on:
(a) the Insured's attained age on that Day; and
(b) the rates that apply to the amount of term insurance in force.

The rates for this Rider are as shown in Section II of the Policy or in a supplement to this Rider.

What are the rates for the amount of term insurance in force?

The rates for the amount of term insurance in force are the term insurance rates, plus the rates attributable to any Waiver of Monthly Deduction Benefit if that benefit applies to the term insurance in force under this Rider.

What are term insurance rates based on?

Term insurance rates are based on the Insured's gender, attained age and class of risk.

When are term insurance rates reviewed and on what basis are any changes in term insurance rates made?

Term insurance rates for the amount of term insurance in force will be determined by us from time to time, based on our expectations as to future: (a) mortality; (b) interest; (c) expenses; and (d) persistency. Any change in term insurance rates will be on a uniform basis for Insureds of the same age, gender and class of risk. But, we guarantee that the term insurance rates for the Initial Amount of term insurance under this Rider will never be

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more than the term insurance rates included in the Policy at issue or included in a supplement to this Rider. And, the term insurance rates for any increase in the amount of term insurance in force will never be more than the guaranteed term insurance rates provided by us at the time the increase takes effect.

When will monthly deductions not be made?

Monthly deductions will not be made for this Rider after it ends.

Rights of Owner

Who is the Owner of this Rider and what rights does the Owner have?

While the Insured under the Policy is living, all rights under this Rider belong to the Owner of the Policy. These rights include the right to change the beneficiary and to assign. Also included, unless otherwise provided in the application for this Rider or by endorsement, are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

Beneficiary

Is the Beneficiary of the Policy death proceeds the same as the Beneficiary of the Rider death proceeds?

Yes, the Beneficiary of the Policy's death proceeds is the same as the Beneficiary of this Rider's death proceeds, unless otherwise provided in the application for this Rider or by endorsement.

Conversion Privilege

Can the term insurance in force under this Rider be converted to a new life insurance policy on the life of the Insured?

Yes. If all past due monthly costs for this Rider have been deducted from the Policy's Fund Value, the term insurance in force may be converted to a new policy on the life of the Insured of the same amount at any time:

(a) on or before the Final Conversion Date; and

(b) while this Rider is in force.

Evidence of insurability will not be required if the amount of insurance in force under the new policy will never be more than the amount of term insurance being converted.

When is the Final Conversion Date?

The Final Conversion Date is the last date the term insurance in force under this Rider may be converted and is shown on Policy Page 3 or in the Rider Schedule.

When does the new policy take effect?

The new policy will be dated and take effect as of the date we receive written application for the conversion and payment of the first premium along with the Policy for endorsement, if required. The Insured must be living on the date the new policy will take effect.

On what type of plan may the new policy be issued?

The new policy may be on any individual level face amount life (not term) or endowment insurance plan. The new policy must be regularly issued by us on the date of conversion for the same face amount and for the class of risk to which the Insured belonged on the date this Rider was issued. The new policy also may be on any other plan that we choose to offer on the date of conversion

What other provisions apply to the new policy?

The new policy will have the provisions and premiums in use by us on the date of the new policy for the Insured's gender, if applicable, and attained age on the date of the new policy, and class of risk on the Date of Issue of this Rider. We may include provisions limiting death or disability benefits as may be in this Rider, or in policies of the same plan and amount being regularly issued by us to persons of the Insured's attained age and class of risk on the date of the new policy.

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The Suicide and Incontestability provisions of the new policy are measured from the Date of Issue of this term insurance except when the term insurance has been reinstated. The Suicide and Incontestability provisions, as to any statements made in the reinstatement application, will then be measured from the date of the reinstatement.

Can additional benefits be included in the new policy?

Yes, additional benefits may be included in the new policy as follows:

- Waiver of Monthly Deduction Benefit - Upon request, a waiver of premium or monthly deduction rider can be made a part of the new policy if:

     (a) such a rider is in effect under this Policy on the date of conversion;
     (b) such a rider is then being regularly issued by us;
     (c) the Insured's attained age in not then over 60; and
     (d) the Insured is not then totally disabled as defined in the waiver of monthly deduction rider under the Policy.

Any other additional benefits may be included in the new policy only with our approval and subject to any requirements we then consider necessary.

General Provisions

Can this Rider be contested?

Despite anything in the Policy to the contrary, this Rider will be incontestable, as to statements made in the application for it, after 2 years from its Date of Issue. But, any increase in the amount of term insurance in force will be incontestable only after that increase has been in force for 2 years from the date it took effect.

What is paid upon suicide of the Insured?

Despite anything in the Policy to the contrary, if the Insured commits suicide within 2 years of the Date of Issue of this Rider, the amount payable by us will be limited to the cost of the Rider. But, in the case of an increase in the amount of term insurance in force, if the Insured commits suicide within 2 years of the effective date of the increase, the amount payable by us with respect to that increase will be limited to its cost.

What if the age or gender of the Insured has been misstated?

If the age, date of birth or gender, if applicable, of the Insured has been misstated, any amount payable by us at any time under this Rider will be that which the monthly cost of this Rider deducted from the Policy's Fund Value would have purchased for the correct age and gender. The Final Conversion Date and the end of the term of the insurance on the Insured will be based on the correct age or gender.

Will reinstatement of the Policy include reinstatement of this Rider?

Despite anything in the Policy to the contrary, reinstatement of the Policy will include reinstatement of this Rider, provided reinstatement occurs on or before the Rider Expiry Date. But, we will need evidence satisfactory to us of the insurability of the Insured at the time of reinstatement.

What effect does an Assignment of the Policy have on this Rider?

The interest of any beneficiary, or other person, under this Rider will be subordinate to any assignment of the Policy whenever made. The assignee will receive any sum payable to the extent of his or her interest.

How are the proceeds paid under this Rider?

Any death proceeds payable under this Rider will be paid in a single sum unless a Settlement Option is chosen for these proceeds under the Settlement Option provisions of the Policy. A settlement option must be chosen within 1 month after the proceeds become payable.

Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

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(a)  the Monthly Anniversary Day that falls on, or next follows, the date we receive at our Administrative Office, written request to end it;
(b)  the date the Rider is converted;
(c)  the date this Policy goes out of force;
(d)  on the death of the Insured; and
(e)  in any event on the Rider Expiry Date.

What does it mean when this Rider ends?

On or after its end, this Rider will have no force.

Attached on its Date of Issue.

DAVID S. WALDMAN, Secretary